Exhibit 10.3

THIRD AMENDMENT TO EXECUTIVE AGREEMENT

This Amendment (the “Amendment”), effective as of June 29, 2021, is entered into by and between Aspen Aerogels, Inc., a Delaware corporation (the “Company”), and Donald R. Young (the “Executive”), for purposes of amending that certain Executive Agreement between the parties effective as of January 1, 2019 as previously amended on August 1, 2019 and on January 1, 2020 (the “Executive Agreement”).

RECITALS

Whereas, the Company has determined to grant the Executive an equity award (the “Award”) pursuant to that certain Performance-Based Restricted Stock Agreement, by and between the Company and the Executive as of the date hereof (the “Restricted Stock Agreement”); and

Whereas, in connection with the Award granted under the Restricted Stock Agreement, the Company and the Executive wish to amend the Executive Agreement to provide for the removal of the bonus payable to the Executive in the event a Change of Control is consummated within the Performance Period and the CIC Price is equal to or greater than $6.00; and

Now, therefore, in consideration of mutual promises and other terms set forth below, the Company and the Executive agree as follows:

1.	Amendment. The Executive Agreement is hereby amended as follows:

(A)	The text of Section 2(d)(i) is deleted in full and shall now provide that it is “RESERVED.”

(B)	The text of Section 2(d)(ii) is deleted in full and shall now provide that it is “RESERVED.”

(C)	The text of Section 2(d)(iii) is deleted in full and shall now provide that it is “RESERVED.”

(D)	The text of Section 2(d)(v) is deleted in full and shall now provide that it is “RESERVED.”

2.

Miscellaneous Provisions.  Capitalized terms used but not defined within this Amendment have the meanings specified within the Executive Agreement.  Except as expressly modified by this Amendment, all terms and conditions of the Executive Agreement remain in full force and effect.  This Amendment can be executed by the parties hereto by facsimile and in counterparts, each of which is deemed an original and both of which taken together constitutes one agreement binding upon the parties hereto.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

In witness whereof, the Parties hereto enter into this Amendment by signing below.

ASPEN AEROGELS, INC.	THE EXECUTIVE
By:_ /s/ John F. Fairbanks	By: /s/ Donald R. Young
Name: John F. Fairbanks	Name: Donald R. Young
Title: Vice President, Treasurer, and Chief Financial Officer

June 29, 2021
Date